State of Delaware
Secretary of State
Division of Corporations
Delivered 08:35 AM 07/13/2017
FILED 08:35 AM 07/13/2017
SR 20175209657 - File Number 5505424

BIOAFFINITY TECHNOLOGIES, INC.

CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK

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bioAffinity Technologies, Inc., a Delaware corporation (the "**Corporation**"), certifies that pursuant to the authority contained in its Certificate of Incorporation and in accordance with the provisions of the General Corporation Law of the State of Delaware, its Board of Directors, pursuant to a written consent adopted on June 6, 2017, duly adopted the following resolutions, by all necessary action on the part of the Corporation, providing for the authorization and issuance of shares of the Corporation's Series A Convertible Preferred Stock, and further providing the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, applicable to the Series A Convertible Preferred Stock:

RESOLVED: That pursuant to Article 5 of the Corporation's Certificate of Incorporation, the Board hereby provides for the issuance of a series of Preferred Stock designated "Series A Convertible Preferred Stock."

RESOLVED FURTHER: That the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of the Series A Convertible Preferred Stock shall be as set forth on **Exhibit A** attached to these resolutions.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer on June 7, 2017.

Maria Zannes, Chief Executive Officer

EXHIBIT A

DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK OF BIOAFFINITY TECHNOLOGIES, INC.

There shall be created from the shares of Preferred Stock (each, a "**Share**"), par value $0.001 per share, of the Corporation authorized to be issued pursuant to the Corporation's Certificate of Incorporation (as amended, the "**Certificate of Incorporation**"), a series of Preferred Stock, designated as the "Series A Convertible Preferred Stock" par value $0.001 per share ("**Series A Preferred Stock**"), and the number of shares of such series shall be 5,400,000 (as adjusted for any stock dividend, stock split or combination with respect to the Series A Preferred Stock). Such number of shares may be increased or decreased by resolution of the Board of Directors; *provided* that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares of Series A Preferred Stock then outstanding. The powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, relating to the Series A Preferred Stock are as follows:

1. *Dividends.* The holders of the Series A Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Corporation's Board of Directors, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock ("**Common Stock Equivalents**")) on the Corporation's Common Stock at the rate of 8% per share (as adjusted for any stock dividend, stock split or combination with respect to such share) per annum. The right to receive dividends on shares of Series A Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any year. Upon conversion of Series A Preferred Stock pursuant to Section 3, all dividends declared but unpaid on such share shall be paid in cash and/or shares of the Corporation's Common Stock at the then fair market value of the Corporation's Common Stock as determined in good faith by the Corporation's Board of Directors. No dividends shall be declared or paid on any shares of Common Stock or any other shares of capital stock of the Corporation unless all dividends declared but unpaid on the Series A Preferred Stock have been paid or set apart for payment. Subject to the rights of any Preferred Stock that may from time to time come into existence (which rights may be pari pasu to, but shall not be superior to, the rights of the Series A Preferred Stock with respect to the payment of dividends), after the payment or setting aside for payment of the dividends described in the first sentence of this Section 1, any additional dividends (payable other than in Common Stock or Common Stock Equivalents) declared or paid in any year shall be declared or paid among the holders of Series A Preferred Stock and Common Stock then outstanding based on the number of shares of Common Stock held by each such holder (assuming full conversion of the Series A Preferred Stock).

2. *Liquidation Preference.*

(A) *Preferred Stock Preference.* In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "**Liquidation Event**"), the holders of Series A Preferred Stock shall be entitled to receive, subject to the rights of any series of Preferred Stock that may from time to time come into existence, prior and in preference to any distribution of any of the Corporation's assets or surplus funds to the holders of the Corporation's Common Stock by reason of their ownership thereof, an amount equal to $1.10 per share (as adjusted for any stock dividend, stock split, combination or other recapitalization with respect to such shares) (the "**Series A Original Issue Price**") plus an additional amount equal to any dividends declared or accrued but unpaid on each such share. If, upon such Liquidation Event, the assets and funds distributed are insufficient to permit the payment to each holder of Series A Preferred Stock of the full aforesaid preferential amount, the entire assets and funds legally available for distribution to the holders of Series A Preferred Stock, shall be distributed ratably among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each such holder.

(B) *Remaining Assets.* Upon the completion of the distribution required by subsection (A) of this Section 2, the Corporation's remaining assets or funds available for distribution to stockholders shall be distributed ratably to the holders of Common Stock based on the number of shares of Common Stock held by each such holder.

(C) (1) Unless otherwise determined by the holders of at least a majority of the Series A Preferred Stock then outstanding, for the purposes of this Section 2, a Liquidation Event shall be deemed to include (X) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation, share exchange or other form of reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purposes of raising capital, issuing debt or changing the Corporation's jurisdiction of incorporation), *unless* the Corporation's stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions, hold at least a majority of the voting power of the surviving or acquiring entity, (Y) a sale of all or substantially all of the assets of the Corporation, or (Z) the grant of an unlimited (by territory, field of use or market) exclusive license to all or substantially all of the Corporation's technology or intellectual property rights (determined on a consolidated basis with all the Corporation's direct and indirect subsidiaries).

(2) If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Corporation's Board of Directors; *provided, however*, any publicly-traded securities shall be valued as follows:

(a) if the securities are then traded on a securities exchange, such as The Nasdaq Stock Market, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution; and

(b) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution;

provided further, however, (A) the method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above to reflect the approximate fair market value thereof, as determined in good faith by the Corporation's Board of Directors, and (B) the foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event will be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(3) The Corporation shall give each holder of record of Series A Preferred Stock written notice of a transaction described in subsection (C)(1) not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; *provided, however*, that such periods may be shortened upon the written consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

3. *Conversion*. The holders of the Series A Preferred Stock have conversion rights as follows:

(A) *Right to Convert*. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Conversion Price for the Series A Preferred Stock, determined as hereinafter provided, in effect at the time of the conversion (the "**Conversion Rate**"). The initial "**Conversion Price**" per share for the Series A Preferred Stock shall be equal to the Series A Original Issue Price. Such initial Conversion Price for the Series A Preferred Stock shall be subject to adjustment as provided in subsection (D) of this Section 3.

(B) *Automatic Conversion*. Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at its then effective Conversion Rate upon the earlier of (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended (the "**Securities Act**"), covering the offer and sale of Common Stock to the public for the account of the Corporation in which the aggregate gross proceeds raised (prior to underwriter's discounts or commissions and offering expenses)

exceeds ten million dollars ($10,000,000) at a price per share of $3.00 or more (a "**Qualified IPO**") or (ii) the date specified by written consent or agreement of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (an "**Agreed Conversion**").

(C) *Mechanics of Conversion.*

(1) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; *provided, however*, that in the event of an automatic conversion in connection with a Qualified IPO or an Agreed Conversion, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; *provided further, however*, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided above.

(2) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(D) *Adjustment of Conversion Price.* The Conversion Price for the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(1) *Subdivision, etc.* In the event the Corporation should at any time or from time to time after the date of filing of this Certificate of Designation, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price for the Series A Preferred Stock

shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(2) *Combination.* If the number of shares of Common Stock outstanding at any time after the date of filing of this Certificate of Designation is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(E) *Other Distributions.* In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection (D)(1) of this Section 3, then, in each such case for the purpose of this subsection (E), the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(F) *Recapitalizations.* If, at any time or from time to time after the date of filing of this Certificate of Designation, there shall be a recapitalization of the Corporation's Common Stock (other than (x) a subdivision or combination provided for in subsections (D)(1) or (D)(2) of this Section 3 or (y) a merger or sale of assets referred to in Section 2(C)) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common Stock deliverable upon conversion of such Series A Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as prior to that event as may be practicable.

(G) *No Impairment.* The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock set forth in this Section 3 against impairment. This provision shall not restrict the Corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

(H) *No Fractional Shares and Certificate as to Adjustment.*

(1) No fractional shares shall be issued upon the conversion of any share of Series A Preferred Stock and, in lieu of any fractional shares to which any holder of Series A Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock on the date of conversion as determined in good faith by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(2) Upon the occurrence of each adjustment or readjustment of the Conversion Rate for the Series A Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock.

(I) *Notices of Record Date.* In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail, if deemed advisable by the Corporation, to each holder of Series A Preferred Stock at least twenty (20) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(J) *Reservation of Stock Issuable Upon Conversion.* The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite stockholder approval for any necessary amendment to the Certificate of Incorporation.

4. *Voting.* Each holder of Series A Preferred Stock (i) shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series

A Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, (ii) shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise provided herein or as required by law, voting together with the Common Stock as a single class) and (iii) shall be entitled to notice of any stockholders' meeting in accordance with the Corporation's Bylaws. Fractional votes shall not, however, be permitted and any fractional voting resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

5. *Election of Directors.*

(A) Number of Directors. The number of directors of the Company on the Initial Series A Issuance Date shall be six (6), and thereafter shall, subject to any vote or consent expressly required by this Certificate, be fixed from time to time in accordance with the Bylaws of the Company.

(B) Series A Representative. For so long as 30% or more of the shares of Series A Preferred Stock remain outstanding, the holders of the Series A Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director of the Company (the "***Series A Representative***"). Any director so elected by the holders of the Series A Preferred Stock may be removed without cause by, and only by, the holders of the Series A Preferred Stock. Any vacancy caused by the resignation, death or removal of a director elected by the holders of the Series A Preferred Stock may be filled only by the holders of the Series A Preferred Stock. If at any time fewer than 30% of the shares of Series A Preferred Stock remain outstanding, then the director the holders of the Series A Preferred Stock are entitled to elect pursuant to this Section 5(B) shall be elected by the holders of Common Stock and all series of the Company's preferred stock, voting together as a class, in accordance with Section 4.

6. *Status of Converted Stock.* In the event any shares of Series A Preferred Stock are converted pursuant to Section 3, the Corporation shall never again issue the shares so converted and all such shares so converted shall, upon such conversion, cease to be a part of the Corporation's authorized stock. The Corporation's Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized stock.

7. *Notices.* Any notice required by the provisions of Sections 2 and 3 to be given to the holders of shares of Series A Preferred Stock shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to each holder of record at such holder's address or facsimile number appearing on the Corporation's books. Any such notice shall be effective or deemed given on the date of delivery, mailing or confirmed facsimile transfer. With respect to any notice given by the Corporation under any provision of the Delaware General Corporation Law (or any successor statute) or the Corporation's charter or bylaws, each holder of Series A Preferred Stock agrees that such notice may be given by facsimile or by electronic mail.